Exhibit 99.1

NEWS RELEASE

BIO-key® Reports 2010 Third Quarter and
Nine-Month Financial Results

Wall, NJ, November 10, 2010 — BIO-key International, Inc. (OTC Bulletin Board: BKYI), a leader in  finger-based biometric identification solutions, today reported financial results for the third quarter and nine-month period ended September 30, 2010.

Total revenue for the three months ended September 30, 2010 was $546,376 compared to $524,351 for the same period last year, an increase of 4.2%.  Driving this increase were higher service and hardware revenue, offset by lower license revenue compared to the prior year period.

Gross profit and gross profit margin for the three months ended September 30, 2010 were $340,206 and 62.3% respectively, as compared to $329,566 and 62.9% respectively, for the three months ended September 30, 2009.  The small decrease in gross profit margin is directly attributable to higher hardware sales as a percentage of net sales for the comparable period.  The Company believes that higher sales of its software as compared to hardware in future periods will drive a significant increase in gross profit margins.

Operating expenses for the three months ended September 30, 2010 were approximately $1.1 million, an increase of 8.8% as compared to operating expenses of approximately $1.0 for the same period in 2009.  This increase was primarily due to higher selling, general and administrative (“SG&A”) expenses related to higher sales and marketing costs for customer visits and show exhibitions, in an effort to expand the Company’s customer base and revenues.  Additionally, this increase was due to higher administrative costs associated with the change in the Company’s independent auditors and an 8.3 % increase in research, development and engineering costs directly related to consulting and hardware expenses on new projects.

Operating loss for the period ended September 30, 2010 was ($742,824) compared to an operating loss of ($665,523) for the same period in 2009. Total net loss including derivative and warrant fair value adjustments and income from discontinued operations for the third quarter of 2010 was ($943,790) compared to a net loss of ($69,411) for the comparable 2009 period.  Additionally, the 2009 third quarter included $701,674 of income related to discontinued operations.

“We are disappointed with our third quarter results, but remain highly optimistic about our market potential and our future,” stated Michael DePasquale, BIO-key’s Chief

Executive Officer.  “There were a number of deals we anticipated would close, but were delayed and as such, we believe our Q4 2010 results will show momentum in our top-line and a return to gross profit margins that are more consistent with our historical results.  Demand for our fingerprint biometric solutions remains strong and we continue to gain traction in our markets; particularly in healthcare, as evidenced by our new contract with The Institute for Transfusion Medicine, a new alliance with Medflow, and continued integration of our software into Allscripts, Genesis Healthcare and EPIC’s biometric solution offerings.   We continue to explore other government and commercial opportunities, which if successfully captured should positively impact our performance into next year.”

Nine Month Comparisons

Total revenue for the nine months ended September 30, 2010 was approximately $3.0 million compared to approximately $1.3 million for the same nine-month period last year, an increase of 120%. Driving this increase were higher licensing sales to both new and existing customers, partially offset by lower custom software service fees.

Gross profit and gross profit margin for the nine months ended September 30, 2010 were $2.5 million and 85.8% respectively, as compared to $942,934 and 70.2% respectively, for the nine months ended September 30, 2009.  The increase in gross profit margin is directly attributable to higher licensing fees as a percentage of net sales for the comparable period.

Operating expenses for the nine months ended September 30, 2010 were approximately $3.2, an increase of 1.5% as compared to operating expenses of $3.2 million for the same period in 2009.  Total SG&A expenses declined by 2.4% as the Company tooksteps to better align its overhead to support sales and marketing initiatives, as well as lower legal and professional service fees and charges for non-cash compensation.  This decline was partially offset by higher research, development and engineering expenses and higher commission and referral fee expenses.

The Company reported an operating loss of ($704,926) compared to an operating loss of approximately ($2.3 million) for the periods ended September 30, 2010 and September 30, 2009, respectively. Accounting for income from derivative and warrant fair value adjustments and income from discontinued operations, BIO-key’s net income for the nine month period ended September 30, 2010 was $291,534 compared to net income of $292,408 for the same period in  2009.  Additionally, the 2010 nine-month period included approximately $400,000 of income related to discontinued operations, compared with approximately $2.7 million for the same nine-month period in 2009.

Liquidity and Capital Resources

Consolidated cash, cash equivalents and accounts receivables totaled over $2.4 million on September 30, 2010, compared to approximately $1.7 million as of December 31, 2009.

Highlights for the third quarter included the following:

•                  Ongoing orders from McKesson totaling over $380,000.

•                  Genesis Healthcare order in excess of $90,000. This is the first solution sold with BIO-key integrated into EPIC EMR (Epic is a software provider for mid-size and large healthcare organizations). BIO-key now has an identity solution for the 225 customers (hospitals & clinics) and 200,000 physicians using EPIC products.

•                  Jackson Madison County General Hospital, TN purchased BIO-key product for integration into their ESSO.

•                  Our existing relationship with IBM (BIO-key is integrated into their TAM ESSO solution) is gaining momentum with several new global opportunities being pursued.

•                  US Courts expanded their installation of their enterprise SSO solution for use in Federal Probation and Pretrial Services Office’s fingerprint enabled identity management system.

DePasquale continued, “Through the first nine months of the year, we more than doubled our revenue compared to the same period last year.  There continues to be significant demand for biometric solutions across a number of industry verticals and waves of consolidation persist.  Our channel partnerships remain strong and we are seeing increased interest in our technology from health care, retail and financial services organizations, as well as for our new mobility offering.  The market remains challenging due to macroeconomic conditions and constraint on customers’ budgets, but we firmly believe we are well positioned for both the near and long-term.”

Conference Call Details

BIO-key has scheduled a call for Thursday November 11th at 10:00 a.m. Eastern Time to discuss 2010 third quarter results. To access the conference call live, dial 800-860-2442 and ask for the BIO-key call at least 10 minutes prior to the start time.  The conference call will also be broadcast live over the Internet by logging onto www.bio-key.com. A telephonic replay of the conference call will be available through December 11, 2010 and may be accessed by dialing 412-317-0088 and using the pass code 446021#. A streaming audio replay of the webcast will be available shortly after the call on the Company’s website (www.bio-key.com) for a period of thirty days.

About BIO-key

BIO-key International, Inc., headquartered in Wall, New Jersey, develops and delivers advanced identification solutions to commercial and government enterprises, integrators,

and custom application developers. BIO-key’s award winning, high performance, scalable, cost-effective and easy-to-deploy biometric finger identification technology accurately identifies and authenticates users of wireless and enterprise applications. Our solutions are used in local embedded OEM products as well as some of the world’s largest identification deployments to improve security, guarantee identity, and help reduce identity theft.  BIO-key’s technology is offered directly or by market leading partners around the world. (http://www.bio-key.com)

BIO-key Safe Harbor Statement

Certain statements contained in this press release may be construed as “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Act”).  The words “estimate,” “project,” “intends,” “expects,” “anticipates,” “believes” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are made based on management’s beliefs, as well as assumptions made by, and information currently available to, management pursuant to the “safe-harbor” provisions of the Act.  These statements are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of these statements.  These risks and uncertainties include, without limitation, our history of losses and limited revenue, our ability to develop new products and evolve existing ones, the impact on our business of the recent financial crisis in the global capital markets and negative global economic trends, and our ability to attract and retain key personnel.  For a more complete description of these and other risk factors that may affect the future performance of BIO-key International, Inc., see “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and its other filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made.  The Company also undertakes no obligation to disclose any revision to these forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

© Copyright 2010 by BIO-key International, Inc.